Exhibit 10.15

DEMARSECO HOLDINGS, INC.
300 WEST SIXTH STREET, SUITE 2300
AUSTIN, TEXAS 78701

October 30, 2006

Mr. Jeff Whitmire

Dear Jeff,

On behalf of DeMarseCo Holdings, Inc. (the “Company”), I am pleased to offer you the position of VP-Operations. This position will provide you an opportunity to continue to participate in the success to which you have already been a major contributor. We are convinced that you can continue to make a significant contribution toward achieving our long-term goals.

I anticipate your start date to be effective immediately at closing of the acquisition of assets of CreditCards.com, L.P. (the “Acquisition”). Your salary compensation upon acceptance of this offer will be $10,416.67 on a monthly basis. In addition, you will be eligible for a target bonus that all employees will be eligible to receive. Such plan will be based on Company and individual performance and is targeted at 40% of base salary at plan performance for employees at the VP level. Payout under the bonus plan may vary between 0-60% of base salary depending on Company and individual performance.

In addition, as recognition of your importance to the company during this transition period you also will be eligible for a $130,000 special target bonus in 2007, to be paid on a semi-annual basis. You will be eligible to receive this if the Company hits its Board approved 2007 plan for revenue and EBITDA. The bonus can vary depending on performance relative to the corporate plan. Finally, for the balance of 2006 after closing of the Acquisition, you will be eligible to receive a bonus of $67,500 based on meeting fiscal fourth quarter performance goals, one third of which would be payable by CreditCards.com, L.P. All bonuses for any year will be payable by March 31 of the following year.

As a matter of practice, bonuses will be initially accrued, but paid and finalized following completion of the audit for the relevant period. In addition, following closing of the Acquisition, the Company intends to continue to offer a comprehensive benefits package, which you will be eligible to participate in.

You are also eligible to participate in the CCCI Holdings, Inc. 2006 Stock Plan (the “Plan”). Subject to Board approval, the Company will grant as soon as practicable following closing, an option (the “Option”) to purchase shares of common stock representing 1.0% of fully-diluted capital stock of CCCI Holdings, Inc. (“Parent”)

exercisable at fair market value on the date of grant. The Option will be subject to Parent’s form of stock option agreement used with the Plan. Twenty-five percent of the shares subject to the Option will vest after twelve months of employment from the date of closing of the Acquisition. The balance will vest monthly over the following 36 months of your continued employment. However, in the event of a termination of your employment without Cause (as defined in the Plan) within 12 months after a Change of Control (as defined in the Plan), you will vest in all unvested shares under the Option. In addition, any unvested shares underlying the Option will vest on the first anniversary of a Change of Control; provided that you are providing services to the Company or its successor at such time or, if you are not providing services at that time, it is because your position or compensation following the Change of Control is not substantially equivalent to the position and compensation you had prior to the Change of Control. The remaining terms of the Option will be as specified in the Plan documents.

If the Company terminates your employment for any reason other than Cause and conditioned upon your entering into a general release with the Company, you will be entitled to the following severance benefits from the Company in lieu of any further compensation for periods subsequent to the termination date:

(i)        The company will pay you an earned but unpaid compensation through the date of termination;

(ii)       Upon the completion of the bonus period and subject to the Company’s achievement of bonus objectives, the Company will pay a bonus prorated for the period of employment during the bonus period.

(iii)      The Company will pay normal monthly payments of your base salary in effect immediately prior to the termination date for three (3) months following termination, to be paid in accordance with normal payroll cycles.

This offer is expressly conditioned upon your entering into the Company’s confidentiality and proprietary rights agreement.

This letter constitutes all of our agreements and understandings regarding your prospective employment with the Company. There are no other written or oral agreements regarding your employment and no one else is authorized to make any other agreements. Also, you understand that your employment with the Company will at all times be “at-will”, meaning that either party may discontinue the employment relationship at any time, with or without Cause.

Finally, if the above is acceptable to you, please sign where indicated below and return this letter to me in the attached envelope. This letter will become effective upon the closing of the Acquisition. If you have any questions, or I can be of any further assistance, please do not hesitate to call me at ________________.

Jeff, I’m really counting on you to keep the business humming. I really look forward to working with you over the next several years.

Sincerely,

DeMarseCo Holdings, Inc.

/s/ Elisabeth DeMarse
Elisabeth DeMarse
President and Chief Executive Officer

Accepted and agreed to:

/s/ Jeff Whitmire
Jeff Whitmire